SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Pack Fuerte, Inc., of our report dated February 20, 2014 on our audit of the financial statements of Pack Fuerte, Inc. as of November 30, 2013 and 2012, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended November 30, 2013 and since inception on September 5, 2012 through November 30, 2012 and 2013, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

February 28, 2014

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 201 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351